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                                                                   Exhibit 10.18


                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of December 28, 2001, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and SPEECHWORKS INTERNATIONAL, INC., a Delaware corporation ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety a certain Loan and Security Agreement dated as of March 26, 1999, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 24, 1999, as further amended by a certain Second Loan Modification Agreement dated as of June 1, 2000, as further amended by a certain Third Loan Modification Agreement dated as of August 6, 2001, and as further amended by a certain Fourth Loan Modification Agreement dated as of November 13, 2001. The parties agree as follows:

     1    ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13.

     2    LOAN AND TERMS OF PAYMENT

     2.1 Promise to Pay. Subject to and upon the terms and conditions hereof, Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

     2.1.1 Revolving Advances.

          (a) Bank shall make Advances not exceeding (i) the Committed Revolving Line or the Borrowing Base, whichever is less, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

          (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. Bank shall credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer, as designated in writing in accordance with the terms hereof, or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer, as designated in writing in accordance with the terms hereof, or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

          (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when the principal amount of all Advances and the unpaid interest thereon, shall be immediately payable.

     2.1.2 Letters of Credit.

          (a) Bank shall issue or have issued Letters of Credit for Borrower's account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves. The face amount of

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outstanding Letters of Credit (including drawn but unreimbursed Letters of
Credit and any Letter of Credit Reserve) may not exceed $5,000,000.00. Each Letter of Credit shall have an expiry date no later than 364 days after the Revolving Maturity Date provided Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with the issuance of any Letter of Credit, or any repayment obligation arising under any Letters of Credit.

          (c) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

          (d) Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.


     2.1.3 Foreign Exchange Sublimit. If there is availability under the Committed Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $5,000,000.00 (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs. FX Forward Contracts shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder.

     2.1.4 Cash Management Services Sublimit. Borrower may use up to $5,000,000.00 for the Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such services Cash Management Services Agreement (the "Cash Management Services"). Such aggregate amounts utilized under this Section 2.1.4 (the "Cash Management Services Sublimit") shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances. Outstanding amounts under the Cash Management Services Sublimit shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder.


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     2.1.5 Equipment Advances.

          (a) Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower, from time to time prior to December 31, 2002, equipment advances (each an "Equipment Advance" and collectively the "Equipment Advances") in an aggregate amount not to exceed the Committed Equipment Line. When repaid, the Equipment Advances may not be re-borrowed. The proceeds of the Equipment Advances shall be used solely to reimburse Borrower for the purchase of Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) of the Equipment Advance and to purchase new Eligible Equipment. Bank's obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) December 31, 2002. For purposes of this Section, the minimum amount of each Equipment Advance is One Hundred Thousand Dollars ($100,000.00). Notwithstanding the foregoing, the initial Equipment Advance hereunder (the "Initial Equipment Advance") may be used by Borrower to finance Eligible Equipment purchased with an invoice date as of or after May 1, 2001. The Initial Equipment Advance shall be requested by Borrower within twenty (20) days after the Closing Date. Borrower may repay any scheduled payment hereunder.

          (b) To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed. Each Equipment Advance may not exceed 100% of the Original Stated Cost of the Financed Equipment.


     2.1.6 Undisbursed Credit Extensions. The Bank's obligation to lend the undisbursed portion of the Credit Extensions shall terminate if there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

     2.2 Overadvances. If Borrower's Obligations under Section 2.1.1, 2.1.2,
2.1.3 and 2.4 exceed the lesser of either (i) the Committed Revolving Line or
(ii) the Borrowing Base, Borrower must immediately pay in cash to Bank the excess.

     2.3 Interest Rate; Payments.

     (a)  Revolving Advances.

          (i) Interest Rate. Revolving Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Bank's Prime Rate. After an Event of Default, Obligations shall bear interest at the lesser of (i) three percent (3.0%) above the rate effective immediately before the Event of Default, and (ii) the maximum interest rate allowed by applicable law. The interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

          (ii) Payments. Interest is payable on the first Business Day of each month. Bank may debit any of Borrower's deposit accounts including Account Number [__________] for principal and interest payments or any amounts Borrower owes Bank. Bank shall promptly notify Borrower when it debits Borrower's accounts. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     (b)  Equipment Advances.

          (i) Principal and Interest Payments On Payment Dates. Borrower shall repay each Equipment Advance pursuant to the terms herein. For each Equipment Advance, Borrower shall make (a) equal monthly payments of principal calculated by the Bank based upon: (1) the amount of the Equipment Advance, and (2) an amortization


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schedule equal to the Repayment Period, plus (b) monthly payments of interest at the Prime Rate as established by the Bank from time to time (which shall be adjusted by the Bank with fluctuations in the Prime Rate) (individually, (a) and
(b) the "Scheduled Payment", and collectively, "Scheduled Payments"), on the First Business Day of the month following the month in which the Funding Date occurs with respect to such Equipment Advance and continuing thereafter during the Repayment Period on the First Business Day of each successive calendar month (each a "Payment Date"). All unpaid principal and accrued interest is due and payable in full on the last Payment Date with respect to such Equipment Advance. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. An Equipment Advance may only be prepaid in accordance with Sections 2.2(b)(iii) and 2.2(b)(v).

          (ii) Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Equipment Advance until the Equipment Advance has been paid in full, at the per annum rate of interest equal to the Prime Rate. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Prime Rate plus three percent (3%)(the "Default Rate").

          (iii) Prepayment Upon an Event of Loss. If any Financed Equipment is subject to an Event of Loss and Borrower is required to or elects to prepay the Equipment Advance with respect to such Financed Equipment pursuant to Section 6.9, then such Equipment Advance shall be prepaid to the extent and in the manner provided in such section.

          (iv) Mandatory Prepayment Upon an Acceleration. If the Equipment Advances are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of:
(i) all outstanding principal plus accrued interest, plus (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

          (v) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Equipment Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest, plus (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

          2.4  Fees. Borrower shall pay to Bank:


               (a) Facility Fee. A fully earned, non-refundable Revolving Line facility fee of Twelve Thousand Five Hundred Dollars ($12,500.00) due on the Closing Date;

               (b) Letter of Credit Fee. The Borrower shall pay the Bank's customary fees and expenses for the issuance of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one half percent (1.5%) per annum of the face amount of each Letter of Credit issued, upon the issuance or renewal of such Letter of Credit by the Bank;

               (c) Foreign Exchange Fees and Cash Management Fees. The Borrower shall pay the Bank's customary fees and expenses for foreign exchange and cash management services; and

               (d) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and expenses incurred through and after the Closing Date) when due.


          2.5 Additional Costs. If any new law or regulation increases Bank's costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Bank notifies Borrower of such increased costs. Bank agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Bank's customary practice.


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          3    CONDITIONS OF LOANS

          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a) this Agreement;

               (b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

               (c) a legal opinion of Borrower's counsel, in form and substance acceptable to Bank;

               (d) guaranties by the Guarantor(s);

               (e) financing statements (Forms UCC-1);

               (f) Account Control Agreement/ Investment Account Control Agreement;

               (g) insurance certificate;

               (h) payment of the fees and Bank Expenses then due specified in
          Section 2.4 hereof;

               (i) Certificate of Foreign Qualification (if applicable);

               (j) Certificate of Good Standing/Legal Existence; and

               (k) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2 Conditions Precedent to all Credit Extensions. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:


               (a) timely receipt of any Payment/Advance Form; and

               (b) the representations and warranties in Section 5 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true.

          4    CREATION OF SECURITY INTEREST

          4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral.

Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Without prior consent from Bank,


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Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. If the Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

          5    REPRESENTATIONS AND WARRANTIES

          Borrower represents and warrants as follows:

          5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The Borrower has previously delivered to the Bank a certificate signed by the Borrower and entitled "Perfection Certificate". The Borrower represents and warrants to the Bank that: (a) the Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Borrower's organizational identification number or accurately states that the Borrower has none; and (d) the Perfection Certificate accurately sets forth the Borrower's place of business, or, if more than one, its chief executive office as well as the Borrower's mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains it, Borrower shall forthwith notify the Bank or such organizational identification number.

          The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

          5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no other deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to the Bank in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered (or in the case of certain services, is obligated to be performed) to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

         5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

          5.4 No Material Adverse Change in Financial Statements. All consolidated financialstatements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial


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condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

          5.5 Solvency. The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

          5.6 Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

          5.7 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.


          5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

          6    AFFIRMATIVE COVENANTS

          Borrower shall do all of the following:

          6.1 Government Compliance. Borrower shall maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or be expected to cause a Material Adverse Change.

          6.2 Financial Statements, Reports, Certificates.

               (a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;
(iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any


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Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more, or Two Million ($2,000,000.00) in the aggregate; and (v) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

               (b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable (by invoice date).

               (c) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

               (d) Allow Bank to audit Borrower's Collateral at Borrower's expense. Such audits shall be conducted no more often than once every twelve
(12) months unless an Event of Default has occurred and is continuing.

          6.3 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000.00).

          6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

          6.5 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, standard for Borrower's industry, and as Bank may reasonably request in Bank's reasonable discretion. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show the Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank's option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $25,000.00, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in
Section 6.5, and take any action under the policies Bank deems prudent.

          6.6 Accounts. In order to permit the Bank to monitor the Borrower's financial performance and condition, Borrower shall maintain an operating account with Bank. Borrower shall maintain with the Bank a minimum of Twenty Million Dollars ($20,000,000.00) in unrestricted cash or securities administered by the Bank. Borrower shall identify to Bank, in writing, of any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Bank's request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depositary bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of this paragraph shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees.

          6.7 Financial Covenant. Borrower shall maintain at all times, to be tested as of the last day of each month:

               (a) Tangible Net Worth. A Tangible Net Worth of at least Fifty Five Million Dollars ($55,000,000.00).

          6.8 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

          6.9 Loss; Destruction; or Damage. Borrower shall bear the risk of the Financed Equipment being lost, stolen, destroyed, or damaged. If during the term of this Agreement any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an "Event of Loss"), then in each case, Borrower:

               (a) prior to the occurrence of an Event of Default, at Borrower's option, shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal, or (ii) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment.

               (b) during the continuance of an Event of Default, on or before the next Payment Date following such Event of Loss, for each such item of Financed Equipment subject to such Event of Loss, Borrower shall, at Bank's option, pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued interest, plus (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

          7    NEGATIVE COVENANTS

          Borrower shall not do any of the following without the Bank's prior written consent which shall not be unreasonably withheld.

          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

          7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a change in Borrower's ownership of more than fifty percent (50%) in the aggregate (other than by the sale of Borrower's equity securities in a public offering or to venture capital or similar institutional investors so long as Borrower identifies to Bank the venture capital or similar institutional investors prior to the closing of the investment), or have a material change in its management. Borrower shall not, without prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, with the exception of: (a) new offices or business locations containing less than Ten Thousand Dollars ($10,000.00) in Borrower's assets or property, and (b) sales offices which do not issue invoices for accounts, or contain any Equipment or Inventory, or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, unless: (i) there is no Event of Default hereunder, and (ii) such merger, consolidation or acquisition will not result, on a prospective basis, in the breach of any of the covenants, terms and conditions hereunder, and (iii) such merger, consolidation or acquisition is in the same or similar line of business as the Borrower, and (iv) the Borrower is the surviving legal entity.

          7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.


          7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

          7.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.


          7.7 Transactions with Affiliates. Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

          7.9 Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

          8    EVENTS OF DEFAULT

          Any one of the following is an Event of Default:

          8.1 Payment Default. Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension shall be made during the cure period);

          8.2  Covenant Default. Borrower does not perform any obligation in
Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within thirty (30) days after it occurs, or if the default cannot be cured within thirty (30) days or cannot be cured after Borrower's attempts in the thirty (30) day period, and the default may be cured within a reasonable time, then Borrower shall have additional time, (of not more than thirty (30) days) to attempt to cure the default. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions shall be made during the cure period);

          8.3  Material Adverse Change. A Material Adverse Change occurs;

          8.4 Attachment. (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process any funds of the Borrower on deposit with the Bank; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within thirty (30) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

          8.5 Insolvency. (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

          8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a Material Adverse Change;

          8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

          8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

          8.9 Guaranty. (i) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (ii) any Guarantor does not perform any obligation under any guaranty of the Obligations; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty; or (iv) any circumstance described in Section 7, or Sections 8.4, 8.5 or 8.7 occurs to any Guarantor, or
(v) the death of any Guarantor.

          9    BANK'S RIGHTS AND REMEDIES

          9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

               (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

               (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

               (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

               (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Subject to and to the extent limited by agreements with or rights of third parties and applicable law, Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section and subject to and to the extent limited by agreements with or rights of third parties and applicable law, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

               (g) Dispose of the Collateral according to the Code.

          9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors;
(iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (iv) make, settle, and adjust all claims under Borrower's insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

          9.3 Accounts Collection. In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify and/or collect the amount of the Account. Any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

          9.4 Bank Expenses. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

          9.5 Bank's Liability for Collateral. So long as the Bank complies with reasonable banking practices regarding the safekeeping of collateral, the Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

          9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other loan documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

          9.7 Demand Waiver. Except as otherwise provided herein, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

          10   NOTICES

          All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other written notice.

                  If to Borrower: Speechworks International, Inc. 695
                                  Atlantic Avenue Boston,
                                  Massachusetts 02111
                                  Attn: Corporate Controller FAX: (617) 757-2243


                  with a copy to: Speechworks International, Inc.
                                  695 Atlantic Avenue Boston,
                                  Massachusetts 02111 Attn:
                                  General Counsel
                                  FAX: (617) 757-2211

                      If to Bank: Silicon Valley Bank
                                  One Newton Executive Park,
                                  Suite 200 2221 Washington Street
                                  Newton, Massachusetts 02462
                                  Attn: Michael Tramack Fax: (617) 969-5962

                  with a copy to: Riemer & Braunstein LLP
                                  Three Center Plaza
                                  Boston, Massachusetts 02108
                                  Attn: David A. Ephraim, Esquire
                                  FAX: (617) 880-3456



          11   CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

          Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND

ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

          12   GENERAL PROVISIONS

          12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

          12.2 Indemnification. Borrower hereby indemnifies, defends and holds the Bank and its officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3 Right of Set-Off. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

          12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.


          12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.


          12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

          12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

          12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

          12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

          12.10 Amended and Restated Loan and Security Agreement. This Agreement amends and restates in its entirety a certain Loan and Security Agreement dated as of March 26, 1999, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 24, 1999, as further amended by a certain Second Loan Modification Agreement dated as of June 1, 2000, as further amended by a certain Third Loan Modification Agreement dated as of August 6, 2001, and as further amended by a certain Fourth Loan Modification Agreement dated as of November 13, 2001.

          12.11 Confirmations and Ratifications. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of March 26, 1999 between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement shall remain in full force and effect.

          13   DEFINITIONS

          13.1 Definitions.

          "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

          "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

          "Affiliate" of a Person is a Person that owns or Controls (as defined below) directly or indirectly the Person, any Person that Controls or is Controlled by or is under common Control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

          "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

          "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

          "Borrowing Base" means an amount equal to eighty percent (80.0%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's Collateral.

          "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

          "Cash Management Services" are defined in Section 2.1.4.

          "Cash Management Services Sublimit" is defined in Section 2.1.4.

          "Closing Date" is the date of this Agreement.

          "Code" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

          "Collateral" is any and all properties, rights and assets of the Borrower granted by the Borrower to Bank or arising under the Code, now, or in the future, in which the Borrower obtains an interest, or the power to transfer rights, including, without limitation, the property described on Exhibit A.

          "Committed Equipment Line" is an Equipment Advance or Equipment Advances of up to Six Million Dollars ($6,000,000.00).

          "Committed Revolving Line" is an Advance or Advances of up to $5,000,000.00.

          "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

          "Control" Person(s) shall be deemed to Control another Person if such Person(s) directly or indirectly possess the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

          "Credit Extension" is each Advance (including Cash Management Services advances), Equipment Advance, Letter of Credit, FX Forward Contract or any other extension of credit by Bank for Borrower's benefit.

          "Eligible Accounts" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower thirty (30) days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

               (a) Accounts that the account debtor has not paid within ninety
          (90) days of invoice date;

               (b) Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

               (c) Credit balances over ninety (90) days from invoice date;

               (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

               (e) Accounts for which the account debtor does not have its principal place of business in the United States;

               (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C.
          3727);

               (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

               (h) Accounts for demonstration or promotional equipment, with respect to which payment is conditional, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

               (i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

               (j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (k) Accounts for which Bank reasonably determines after inquiry and consultation with Borrower collection to be doubtful.


          "Eligible Equipment" is (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower's representations and warranties to Bank and which is reasonably acceptable to Bank in all respects.

          "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          "Equipment Advance" is defined in Section 2.1.5.

          "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

          "Event of Loss" is defined in Section 6.9.

          "Financed Equipment" is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

          "Funding Date" is any date on which an Equipment Advance is made to or on account of Borrower.

          "FX  Forward Contract" is defined in Section 2.1.3.

          "FX  Reserve" is defined in Section 2.1.3.

          "GAAP" is generally accepted accounting principles.

          "Guarantor" is any present or future guarantor of the Obligations, including SPEECHWORKS INTERNATIONAL HOLDINGS, INC., SPEECHWORKS SECURITIES CORP. and SPEECHWORKS ACQUISITION CORP.

          "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

          "Initial Equipment Advance" is defined in Section 2.1.5.

          "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          "Intellectual Property" is any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

          "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

          "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          "Letter of Credit" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

          "Letter of Credit Reserve" has the meaning set forth in Section 2.1.2.

          "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

          "Loan Amount" in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

          "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

          "Material Adverse Change" is: (i) A material impairment in the perfection or priority of Bank's security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

          "Maturity Date" is the Revolving Maturity Date with respect to the Committed Revolving Line and is, with respect to each Equipment Advance, the last day of the Repayment Period for such Equipment Advance, or if earlier, the date of prepayment or the date of acceleration of such Equipment Advance by Bank following an Event of Default.

          "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank pursuant to this Agreement (including any Letters of Credit) or any other agreement executed in connection with this Agreement, now or later, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

          "Original Stated Cost" is (i), the original cost to the Borrower of the item of new Equipment net of any and all freight, installation, tax, or (ii) the fair market value assigned to such item of used Equipment by mutual agreement of Borrower and Bank at the time of making of the Equipment Advance.

          "Other Equipment" is leasehold improvements, intangible property such as computer software and software licenses, and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than 25% of the proceeds of the Committed Equipment Line shall be used to finance Other Equipment.

          "Payment Date" is defined in Section 2.3(b)(i).

          "Permitted Indebtedness" is:

               (a) Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

               (b) Indebtedness existing on the Closing Date and shown on the Schedule;

               (c) Subordinated Debt;

               (d) Indebtedness to trade creditors incurred in the ordinary course of business;

               (e) Indebtedness secured by Permitted Liens; and

               (f) Extensions, refinancings, modifications, amendments and restatements of any items ofPermitted Indebtedness are: (a) through
          (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

          "Permitted Investments"

               (a) Borrower's existing investment in AgileTV Corp.;

               (b) Joint ventures, strategic alliances, or investments in the ordinary course of Borrower's business, and approved by the Borrower's Board of Directors, up to the maximum of $5,000,000 in the aggregate, provided that such joint ventures, strategic alliances, or investments will not cause or result in an Event of Default, whether as a result of the passage of time or otherwise; and

               (c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Bank.

          "Permitted Liens" are:

               (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

               (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

               (c) Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or
          (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

               (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest; and

               (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

          "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

          "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

          "Repayment Period" as to each Equipment Advance, is a period of time equal to thirty six (36) consecutive months commencing on the First Business Day of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date is the First Business Day of the month).

          "Responsible Officer" is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

          "Revolving Maturity Date" is November 30, 2002. "Schedule" is any ttached schedule of exceptions. "Scheduled Payment" is defined in Section 2.2(b)(i).

          "Schedule" is any attached schedule of exceptions

          "Scheduled Payment" is defined in Section 2.2 (b)(i).

          "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank.

          "Subsidiary" is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

          "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, investments, joint ventures or strategic alliances, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities.

          "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted to be paid by Bank, but excluding all other Subordinated Debt.

            [the remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

SPEECHWORKS INTERNATIONAL, INC.



By /s/ Richard Westelman
   ---------------------

Name: Richard Westelman
      ------------------

Title: Treasurer and CFO
       -----------------



BANK:

SILICON VALLEY BANK, d/b/a
SILICON VALLEY EAST



By /s/ Michael Tramack
   -------------------

Name: Michael Tramack
      ----------------

Title: Vice President
       ---------------


SILICON VALLEY BANK



By /s/ Maggie Garcia
   ------------------

Name: Maggie Garcia
      ---------------

Title: Loan Admin. Team Leader
       -----------------------
    (Signed in Santa Clara County, California)

                                    EXHIBIT A

     The Collateral consists of all right, title and interest of Borrower in and to the following:

     All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

     All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

     Notwithstanding the foregoing, the Collateral does not include in any event:

     Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent necessary to permit perfection of the Bank's security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property, and to the extent such inclusion is not violative of, prohibited by, or would trigger an adverse consequence under any material agreement relating to such Intellectual Property or applicable law.

                                    EXHIBIT B

                        Loan Payment/Advance Request Form
                 DEADLINE FOR SAME DAY PROCESSING IS 3:00 E.S.T.

Fax To: (617) 969-5965                                        Date:_____________
--------------------------------------------------------------------------------
LOAN PAYMENT:

                    Sample documents Client Name (Borrower)



From Account #_____________________________
                         (Deposit Account #

To Account # (Deposit Account #)_______________________________
                                                (Loan Account #)


Principal $_____________ and/or Interest $_____________


All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:_____________________________

Phone Number:_____________________________

--------------------------------------------------------------------------------
LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #_________________             To Account #______________________
                (Loan Account #)                            (Deposit Account #)



Amount of Advance $______________________

All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:_____________________________

Phone Number:_____________________________

--------------------------------------------------------------------------------
OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 3:00pm, E.S.T.

Beneficiary Name:_________________              Amount of Wire:$________________

Beneficiary Bank:_________________              Account Number:_________________

City and State:_________________

Beneficiary Bank Transit (ABA) #:_________________
Beneficiary Bank Code (Swift, Sort, Chip,etc.):


(For International Wire Only)

Intermediary Bank:_____________________________

Transit (ABA) #:_____________________________

For Further Credit to:__________________________________________________________

Special Instruction:____________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:_____________________________

Print Name/Title:_____________________________

Telephone #_____________________________

2nd Signature (If Required):_____________________________

Print Name/Title:_____________________________

Telephone #_____________________________

--------------------------------------------------------------------------------

                                    EXHIBIT C
                           BORROWING BASE CERTIFICATE

--------------------------------------------------------------------------------

Borrower: Speechworks International, Inc.            Lender: Silicon Valley Bank

Commitment Amount: $5,000,000.00

--------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE

1.   Accounts Receivable Book Value as of                           $___________
2.   Additions (please explain on reverse)                          $___________
3.   TOTAL ACCOUNTS RECEIVABLE                                      $___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.   Amounts over 90 days due                                       $___________
5.   Balance of 50% over 90 day accounts                            $___________
6.   Credit balances over 90 days                                   $___________
7.   Concentration Limits                                           $___________
8.   Foreign Accounts                                               $___________
9.   Governmental Accounts                                          $___________
10.  Contra Accounts                                                $___________
11.  Promotion or Demo Accounts                                     $___________
12.  Intercompany/Employee Accounts                                 $___________
13.  Other (please explain on reverse)                              $___________
14.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                           $___________
15.  Eligible Accounts (#3 minus #14)                               $___________
16.  LOAN VALUE OF ACCOUNTS (80% of #15)                            $___________

BALANCES
17.  Maximum Loan Amount                                            $___________
18.  Total Funds Available (Lesser of #17 or #16)                   $___________
19.  Present balance owing on Line of Credit                        $___________
20.  Outstanding under Sublimits                                    $___________
21.  RESERVE POSITION (#18 minus #19 and #20)                       $___________


The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

By: ______________________________
                 Authorized Signer

                                              ----------------------------------

                                                          BANK USE ONLY

                                              Received by: _____________________

                                                               AUTHORIZED SIGNER

                                              Date: ____________________________


                                              Verified: ________________________

                                                               AUTHORIZED SIGNER


                                              Date: ____________________________

                                              ----------------------------------

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

TO:  SILICON VALLEY BANK

FROM: SPEECHWORKS INTERNATIONAL, INC.

      The undersigned authorized officer of SPEECHWORKS INTERNATIONAL, INC. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant                            Required                                Complies
------------------                            --------                                --------
Monthly financial statements with CC          Monthly within 30 days                   Yes No
Annual (CPA Audited)                          FYE within 120 days                      Yes No
10-Q, 10-K and 8-K                            Within 5 days after filing with SEC      Yes No
BBC & A/R Agings                              Monthly within 30 days                   Yes No

Financial Covenant                            Required                    Actual      Complies
------------------                            --------                    ------      --------
Maintain at all times (tested Monthly):
   Minimum Tangible Net Worth                  $55,000,000              $_______       Yes No


Comments Regarding Exceptions: See Attached.


Sincerely,                                    ----------------------------------

                                                          BANK USE ONLY
_____________________
SIGNATURE                                     Received by: _____________________

                                                               AUTHORIZED SIGNER

_____________________________                 Date: ____________________________
TITLE

                                              Verified: ________________________

                                                               AUTHORIZED SIGNER
_____________________________
DATE
                                              Date: ____________________________

                                              ----------------------------------